Exhibit 12

                             UNION ELECTRIC COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                                                 12 Months
                                                                    Year Ended December 31,                        Ended
                                                                                                                  June 30,
                                                  1994         1995         1996         1997         1998          1999
                                                  ----         ----         ----         ----         ----          ----

                                                              Thousands of Dollars Except Ratios

Net Income                                      $320,757     $314,107     $304,876     $301,655     $320,070      $337,929
Add-Extraordinary items net of tax                    -            -            -        26,967           -             -
                                                --------     --------     --------     --------     --------      --------
Net Income from continuing operations            320,757      314,107      304,876      328,622      320,070       337,929

                                                --------     --------     --------     --------     --------      --------
   Taxes based on income                         203,827      207,734      196,210      199,763      212,554       227,806
                                                --------     --------     --------     --------     --------      --------

Net income before income taxes                   524,584      521,841      501,086      528,385      532,624       565,735
                                                --------     --------     --------     --------     --------      --------


Add- fixed charges:
   Interest on long term debt                    117,838      121,738      120,547      125,705      124,766       119,962
   Other interest                                 17,770        7,501        7,828        9,299        1,660         3,654
   Rentals                                         1,299        3,330        3,458        3,727        3,416         3,635
   Amortization of net debt premium, discount,
      expenses and losses                          5,504        5,502        4,269        3,672        3,522         3,489

                                                --------     --------     --------     --------     --------      --------
Total fixed charges                              142,411      138,071      136,102      142,403      133,364       130,740
                                                --------     --------     --------     --------     --------      --------

Earnings available for fixed charges             666,995      659,912      637,188      670,788      665,988       696,475
                                                ========     ========     ========     ========     ========      ========

Ratio of earnings to fixed charges                  4.68         4.78         4.68         4.71         4.99          5.32
                                                ========     ========     ========     ========     ========      ========

Earnings required for preferred dividends:
   Preferred stock dividends                      13,252       13,250       13,249        8,817        8,817         8,817
   Adjustment to pre-tax basis                     7,262        7,558        7,363        4,257        4,649         4,719
                                                --------     --------     --------     --------     --------      --------
                                                  20,514       20,808       20,612       13,074       13,466        13,536

Fixed charges plus preferred stock dividend
  requirements                                   162,925      158,879      156,714      155,477      146,830       144,276
                                                ========     ========     ========     ========     ========      ========
Ratio of earnings to fixed charges plus
  preferred stock dividend requirements             4.09         4.15         4.06         4.31         4.53          4.82
                                                ========     ========     ========     ========     ========      ========

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